EXHIBIT 23


                INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Brinker International, Inc.:


We consent to incorporation by reference in Registration Statement Nos. 33-61594, 33-56491, and 333-02201 on Form S-8
and Nos. 333-00169 and 333-07481 on Form S-3, of Brinker International, Inc. of our report dated July 30, 1999, relating to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 30, 1999 and June 24, 1998 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999, which report is incorporated by reference in the June 30, 1999 annual report on Form 10-K of Brinker International, Inc. Our report refers to a change in the method of accounting for the cost of start-up activities in fiscal 1999.



                                   /KPMG LLP




Dallas, Texas
September 24, 1999